Exhibit 99.3

SOURCE: US Farms, Inc.

Jun 24, 2008 06:00 ET

US Farms, Inc. to Use BUGS Eco-Friendly Products on Aloe Vera
Natural Soil Additives Increase Plant Health, and Decrease Production Costs
Highlighted Links

http://www.usfarmsinc.com

SAN DIEGO, CA--(Marketwire - June 24, 2008) - US Farms, Inc. (OTCBB: USFI), a diversified commercial Farming and Nursery company today announced that it has signed a teaming agreement with U.S. Microbics, Inc., (PINKSHEETS: BUGS), to field test the BUGS' Bi-Agra™ eco-friendly products that have been successfully used for increasing growth rates, improving yields and decreasing production costs. The companies have agreed to work together to fine tune the products for use on Aloe Vera plants as US Farms, Inc. expands its core Aloe Vera Farming and Nursery operations and investigates sustainable organic alternatives.
Yan K. Skwara, CEO of U.S. Farms, Inc., stated, "Consumer demand for all things clean, green and organic, including food and plants, is growing at a rapid clip and we know that microbial products, such as Bi-Agra™ should be part of our growing system because they help restore balance to the soil and result in healthier plants for our customers. With our company focus on Aloe Vera and the help of the US Microbics technical staff we hope to decrease our production costs while providing a superior product."
Robert Brehm, CEO of US Microbics, shared his enthusiasm by saying, "I look forward to working with US Farms, Inc. to increase yields and produce healthier Aloe Vera plants using eco-friendly soil additives. The Bi-Agra™ product line of naturally occurring micro-organisms and additives has shown extraordinary results over the past twenty years they have been used in the U.S. and Mexico. Many food crops and ornamental plants have already shown dramatic yield improvements in both quantity and weight per acre with a reduction in water usage. These improvements not only yield lower cost production for the grower, but healthier, safer, and more natural food and ornamental plants for the consumer because of the reduction in chemical fertilizers, fungicides and pesticides needed."
About US Farms, Inc.
US Farms, Inc. is a diversified commercial Farming and Nursery company. The company grows, markets and distributes horticultural products through a number of wholly owned subsidiaries. The horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Currently the company has subsidiaries, which provide a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads.
For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the ticker symbol USFI.
Safe Harbor
Forward-looking statement: Except for historical information, this press release contains forward-looking statements, which reflect the Company's current expectation regarding future events. These forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those statements. Those risks and uncertainties include, but are not limited to, changing market conditions and other risks detailed from time to time in the Company's ongoing quarterly filings, annual information form, and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Contact:

US Farms, Inc.

Tel: 858-488-7775 Ext 101 or 800-845-9133

Fax: 858-488-2828

Investor Relations

Jamie Dryer

Flagler Communications

561-837-8057

http://www.otcfn.com/usfi